UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 14, 2005

BLOCKBUSTER INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 14, 2005, Larry J. Zine, Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Blockbuster Inc. (the “Company”) executed an Executive Service Agreement (the “Agreement”) between Blockbuster Entertainment Limited, a subsidiary of the Company (“BEL”), and Christopher Wyatt, Executive Vice President and President, International of the Company. Such agreement will be effective as of October 1, 2005. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Agreement provides for continued effectiveness of Mr. Wyatt’s employment subject to (i) BEL’s right, upon six months’ prior notice, to terminate Mr. Wyatt’s employment for any reason; and (ii) Mr. Wyatt’s right, upon three months’ prior notice, to terminate his employment for any reason. In addition, BEL may terminate Mr. Wyatt’s employment without notice at any time for breach. The Agreement further provides that Mr. Wyatt will be employed at an annual salary of £346,000 and that he will be eligible to receive an annual bonus in accordance with the applicable bonus plan of the Company, at a target amount of 60% of his salary (as defined in the bonus plan, if applicable). Mr. Wyatt’s bonuses are payable upon satisfaction of performance objectives determined each year in accordance with the applicable plan. In addition, Mr. Wyatt is entitled to sole use of an automobile, together with appropriate insurance and fuel, until the date of his termination of employment with BEL.

In the event of the termination of Mr. Wyatt’s employment by BEL and conditional on Mr. Wyatt entering into a valid waiver of claims against BEL and its affiliated companies (a “Compromise Agreement”), Mr. Wyatt will be entitled to receive his salary and bonus compensation for up to 18 months after the date of termination, subject to mitigation after the first six months. In the event of Mr. Wyatt’s voluntary termination of employment and conditional on Mr. Wyatt entering into a Compromise Agreement, he will be entitled to receive his salary for six months, subject to mitigation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Service Agreement between Blockbuster Entertainment Limited and Christopher Wyatt, effective as of October 1, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: October 17, 2005	By:	/s/ Edward B. Stead
Edward B. Stead Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Service Agreement between Blockbuster Entertainment Limited and Christopher Wyatt, effective as of October 1, 2005